Exhibit 99.2

January 27, 2016

Dear Shareholder:

Thank you for your investment in CNL Growth Properties, Inc. (the Company), a non-traded real estate investment trust focused on the development of multifamily communities. We are writing today to provide you with the results of our most recent valuation and an update on other operational activities.

2015 Net Asset Valuation

On January 21, 2016, our board of directors established an updated estimated net asset value (NAV) of $8.651 per share of common stock as of December 31, 2015 (2015 NAV), representing the fourth valuation of the assets within our portfolio. The 2015 NAV of $8.65 per share compares to the revised 2014 NAV of $7.70 per share. The 2015 NAV of $8.65 per share is reflective of two special cash distributions paid to shareholders in 2015 totaling $3.00 per share. (See chart below). It is important to note that the board of directors made the decision to deduct hypothetical transaction costs related to the strategic alternatives process that is underway.

NAV Per Share	Effective	Description
$10.63	December 31, 2014	2014 NAV (based on preliminary December 31, 2014 balance sheet data)
$10.70	February 9, 2015	Updated 2014 NAV (based on final December 31, 2014 balance sheet data)
($1.30)	February 9, 2015	Special cash distribution to shareholders
$9.40	February 9, 2015	2014 NAV as adjusted February 9, 2015
($1.70)	December 18, 2015	Special cash distribution to shareholders
$7.70	December 18, 2015	Revised 2014 NAV
$8.65	December 31, 2015	2015 NAV (based on preliminary December 31, 2015 balance sheet data)

Adjustments for Special Cash Distributions
$1.30		February 9, 2015	Special Cash Distribution
$1.70		December 18, 2015	Special Cash Distribution
$11.65	*		FOR ILLUSTRATION PURPOSES ONLY. DOES NOT REPRESENT NET ASSET VALUE PER SHARE.

*	Is not a measure of performance and should not be used to evaluate return on investment. Is not necessarily indicative of the amount a shareholder would ultimately realize in total distributions upon a liquidation of the Company.

As of December 31, 2015, we owned interests in 13 class-A, multifamily residential communities. For the purpose of the valuation, nine properties were considered operational, and four properties were in the development phase. Our communities are primarily located in Southeastern and Sun Belt regions.

Background - 2014 Net Asset Value

On January 13, 2015, our board of directors approved an estimated NAV of $10.63 (2014 NAV) per share of the Company’s common stock, as of December 31, 2014, based on a pro forma balance sheet. On February 9, 2015, our board of directors approved a special cash distribution of $1.30 per share, and revised the 2014 NAV to $9.40 per share due to the special cash distribution, and actual balance sheet data as of December 31, 2014.

Subsequently, on December 10, 2015, our board of directors again revised the 2014 NAV as the result of a second special cash distribution of $1.70 per share, which further revised the 2014 NAV to $7.70 per share as of the date of payment of the special cash distribution, which was December 18, 2015. The two special cash distributions made to shareholders in 2015 totaled $3.00 per share.

Like prior valuations, our board of directors followed the Company’s adopted valuation policy, which is consistent with the methodologies recommended by the Investment Program Association (IPA)2, the leading trade association for non-listed direct investment vehicles. In connection with our valuation as of December 31, 2015, we engaged an independent third party, CBRE Capital Advisors, Inc. (CBRE Cap), to assist in establishing a range of estimated net asset values for the Company. CBRE Cap is an independent investment banking firm that specializes in providing real estate-related financial services and has substantial experience conducting these types of valuations. CBRE Cap is a subsidiary of CBRE Group, Inc., which is a Fortune 500 and S&P 500 company, and one of the world’s largest commercial real estate services and investment firms. CBRE Cap provided similar valuation services to CNL Growth Properties in both 2013 and 2014. Our board of directors directed its valuation committee, which is comprised solely of independent directors, to review CBRE Cap’s valuation analyses and range of estimated NAVs per share, and to recommend an estimated NAV to the board of directors.

For a description of the methodology considered by our board of directors and the valuation committee, please refer to the Form 8-K filed January 27, 2016, with the Securities and Exchange Commission at SEC.gov. The estimated NAV per share is a snapshot in time and is likely to fluctuate over time, and should not be relied upon by shareholders as representative of the amount an investor could expect to receive now or when the Company liquidates in the future.

Strategic Alternatives

In August 2015, our board of directors appointed a special committee comprised solely of independent directors to oversee the process of exploring strategic alternatives to provide shareholder liquidity. In September 2015, we announced the engagement of CBRE Cap to serve as our exclusive financial advisor and to assist management and the special committee in this process. Our board of directors initiated the engagement of CBRE Cap as the next step in our strategic process, taking into consideration the closing of our follow-on offering in April 2014, and subsequent completion of our acquisition phase in April 2015.

2015 Dispositions

You may recall in January 2015, we sold Woodfield Long Point, a 258-unit residential community located near Charleston, South Carolina. This property was completed in 2012 with total development cost of approximately $29.4 million. The sale price of the community was approximately $55.5 million. Our February 2015 special cash distribution of $1.30 per share was funded primarily from the proceeds of the Woodfield Long Point sale.

Recently, in a letter to shareholders dated December 14, 2015, we announced the sale of three additional properties: Crescent Alexander Village, Crescent Crosstown and Crescent Cool Springs. The aggregated sales price of the three Crescent properties was approximately $170.6 million, with net cash to the Company of approximately $38.3 million. As we mentioned earlier, following the sales of the three Crescent properties, we paid a special cash distribution in the amount of $1.70 per share. For 2015, we paid cumulative cash distributions of $3.00 per share. We are pleased with the performance and outcomes for these investments.

Looking Forward

The balance of our portfolio of completed development properties and projects still underway has progressed according to plan. We are continuing to explore opportunities to provide additional shareholder liquidity, and strategically manage our portfolio to drive optimal performance and value. We look forward to updating you further on our portfolio in our upcoming annual report. Thank you for the confidence you have placed in CNL Growth Properties. Should you have questions, please contact CNL Client Services at 866-650-0650, option 3.

Sincerely,

James M. Seneff, Jr.	Thomas K. Sittema
Chairman of the Board	Chief Executive Officer & President

cc: Financial Advisor

[1]	This valuation represents the estimated value per share as a snapshot in time and will likely change over the company’s life cycle. The estimated NAV per share does not necessarily represent the amount an investor could expect to receive if the company were to list its shares or liquidate its assets, now or in the future. The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates which may not be correct. CBRE Cap, the independent valuation firm, made numerous assumptions with respect to industry, business, economic and regulatory conditions, all of which are subject to changes beyond the control of CBRE Cap or the company. Throughout the valuation process, the valuation committee, the company’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.
[2]	There is no assurance that the IPA Guidelines are acceptable to FINRA or under ERISA for compliance with reporting requirements.

Cautionary Note Regarding Forward-Looking Statements

Statements above that are not statements of historical fact, including statements about the purported value of the company’s common stock, constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. CBRE Cap relied on forward-looking information, some of which was provided by the company, in preparing its valuation materials. The company and CBRE Cap intend that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect our current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the company’s business and its performance, statements of future economic performance, and other future conditions and forecasts of future events and circumstances. Forward-looking statements are typically identified by words such as believes, expects, anticipates, intends, estimates, estimated, plans, continues, pro forma, may, will, seeks, should and could, and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share value of the company’s common stock, and other matters. The company’s forward-looking statements are not guarantees of future performance. While we believe our forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The company’s forward-looking statements are based on our current expectations and a variety of risks, uncertainties and other factors, many of which are beyond our ability to control or accurately predict. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, the company cautions you not to place undue reliance on such statements. For further information regarding risks and uncertainties associated with the company’s business, and important factors that could cause the company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the company’s documents filed from time to time with the U.S. Securities and Exchange Commission, copies of which may be obtained from the company’s website at CNLGrowthProperties.com. All written and oral forward-looking statements attributable to the company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made; the company undertakes no obligation to, and expressly disclaims any obligation to, update or revise its forward-looking statements to reflect new information, changed assumptions, the occurrence of subsequent events, or changes to future operating results over time unless otherwise required by law.